EMPLOYMENT AGREEMENT


      AGREEMENT made as of the 1st day of July, 1999 by and between DELTA FINANCIAL CORPORATION, a Delaware corporation (the "Corporation"), and Richard Blass (the "Executive").

                             W I T N E S S E T H:

      In consideration of the representations, warranties and conditions contained herein, the parties hereto agree as follows:

            1.    POSITION AND RESPONSIBILITIES

            1.1. The Executive shall serve in an executive capacity as Chief Financial Officer and Senior Vice President of the Corporation. The Executive shall perform such functions and undertake such responsibilities as are customarily associated with such capacity. The Executive shall hold such directorships and executive officerships in the Corporation and any subsidiary to which, from time to time, he may be elected or appointed during the term of this Agreement.

            1.2. The Executive shall devote his full time and best efforts to the business and affairs of the Corporation and to the promotion of its interests.

            2.    TERM OF EMPLOYMENT

            2.1. The term of employment shall be five years, commencing with the date hereof, unless sooner terminated as provided in this Agreement. The initial term of employment and any extension thereof is herein referred to as the "Term."

            2.2. Notwithstanding the provisions of Section 2.1 hereof, the Corporation shall have the right, on written notice to the Executive, to terminate the Executive's employment for Reasonable Cause, such termination to be effective as of the date on which notice is given or as of such later date otherwise specified in the notice.

            2.3. For purposes of this Agreement, the term "Reasonable Cause" shall mean any of the following actions by the Executive: (a) failure to comply with any of the material terms of this Agreement; (b) engagement in gross misconduct injurious to the Corporation or an affiliate of the Corporation; (c) knowing and willful neglect or refusal to attend to the material duties reasonably assigned to him by the Board of Directors or the President of the Corporation; (d) intentional misappropriation of property of the Corporation or an affiliate of the Corporation to the Executive's own use; (e) the commission by the Executive of an act of embezzlement; (f) Executive's conviction for a felony or if criminal penalties are imposed on Executive relating to any individual income taxes due and owing by Executive; or (g) Executive's engaging in any activity which would constitute a material conflict of interest with the Corporation or an affiliate of the Corporation.

            2.4. If the Executive's employment with the Corporation shall be terminated by the Corporation other than pursuant to Sections 2.2, 4.1 or 4.2 hereof, then the Corporation shall pay: (1) (a) if such termination occurs within the first three (3) years of the Term of this Agreement, one (1) year's salary, less withholding and payroll taxes; or (b) if such termination occurs after the third year of the Term of this Agreement, fifty (50%) percent of the remaining salary due under the balance of the Term of this Agreement, less withholding and payroll taxes; and (2) if such termination occurs during the years 1999 or 2000 (in addition to any amount payable pursuant to clause (1)(a) of this Section 2.4), the amount of any unpaid Minimum Annual Bonus that would otherwise be payable pursuant to Section 3.1(c). Any payments made under clause (1) of this Section 2.4 shall (i) be paid in equal installments over the six months following any such termination, and (ii) be based upon the Executive's salary as it existed immediately prior to such termination; provided, however that the Executive shall only be entitled to such payments as long as he is in compliance with the provisions of Section 5 below. Any payment made under clause (2) of this
Section 2.4 shall be paid within 15 days of the date of termination.

            3.    COMPENSATION

            3.1 (a) The Corporation shall pay or cause Delta Funding Corporation to pay to the Executive for the services to be rendered by the Executive hereunder a salary at the rate of $250,000 per annum. The salary shall be payable in equal installments in accordance with the Corporation's normal payroll practices. Such salary will be reviewed at least annually and shall be increased (but not decreased) by the Board of Directors of the Corporation in such amount as determined in its sole discretion.

                  (b) In addition, the Executive will be paid a quarterly cash bonus based on the actual performance of the Corporation. The amount of such quarterly cash bonus will be as follows: for each 1% increase in net earnings per share for the relevant fiscal quarter greater than 10% as measured against the corresponding quarter in the prior fiscal year, the Executive will receive a cash bonus of 1.875% of his current annual salary, PROVIDED THAT for any fiscal year the sum of the quarterly cash bonuses paid to the Executive may not exceed 50% of the Executive's current annual salary, and PROVIDED FURTHER THAT for any fiscal quarter the quarterly cash bonus paid to the Executive may not exceed 15% of the Executive's current annual salary. "Net earnings per share" shall be calculated in accordance with generally accepted accounting principles, consistently applied. Such quarterly bonuses will be payable 60 days after the relevant quarter. By way of illustration only, if the Company reports net earnings per share for the quarter 13% higher than in the corresponding quarter of the prior fiscal year and the Executive's salary is $160,000 per annum, 60 days after the last day of the relevant quarter the Executive would be paid a cash bonus of $9,000.

                  (c)  In addition to the quarterly bonus described in
Section 3.1(b), the Corporation shall pay the Executive a cash bonus in the amount of $300,000 for each of the fiscal years ending December 31, 1999 and December 31, 2000, respectively (each such bonus being sometimes referred to as a "Minimum Annual Bonus"). Each Minimum Annual Bonus shall be paid by the Corporation within forty-five (45) days after the end of the fiscal year for which it is being paid.

                  (d) In addition to any bonus described in Sections 3.1(b) or 3.1(c), the Corporation may also pay the Executive an annual bonus with respect to each fiscal year of the Corporation, either on an "ad hoc" basis or pursuant to a bonus plan or arrangement as may be established at the Corporation's discretion for Senior Vice Presidents of this Corporation. Nothing contained in this Section 3.1(d) shall, however, obligate the Corporation to pay any annual bonus described in this Section 3.1(d) to the Executive, it being understood that any such bonus shall be in the sole discretion of the Board of Directors and that the amount thereof, if any, may vary depending upon actual performance of the Corporation and the Executive as determined in the discretion of the Board.
                  (e) In consideration of entering into this Agreement, the Executive shall be entitled to receive a sign-up bonus of four hundred thousand dollars ($400,000) payable upon the signing of this Agreement. Executive agrees that if he terminates his employment for any reason, except by reason of death or for Good Reason in connection with a Change of Control (as set forth in Section 3.3 below), or if the Corporation terminates his employment pursuant to Section 2.2 hereof, prior to the completion of the Term of Employment, he will immediately reimburse the Corporation one-hundred fifty thousand dollars ($150,000.00) of the sign-up bonus paid under this
Section 3.1(e). Should the Executive fail to make such reimbursement within 15 days of his termination, the Corporation may offset the $150,000.00 due to it against any severance payments that may be owing to the Executive pursuant to Section 2.4.

            3.2. The Executive shall be entitled to participate in, and receive benefits from, any insurance, medical, disability, bonus, incentive compensation (including additional grants of non- qualified stock options under Delta's 1996 Stock Option Plan, as determined by the Corporation) or other employee benefit plan, if any are adopted, of the Corporation or any subsidiary which may be in effect at any time during the course of his employment by the Corporation and which shall be generally available to the Executive on terms no less favorable than to other senior executives of the Corporation or its subsidiaries.

            3.3 If, upon a Change of Control, as defined under Section 6, the Executive's employment with the Corporation is terminated by the Corporation, or the Executive terminates his employment with the Corporation for Good
Reason (as defined below) within a twenty-four (24) month period following a Change of Control (each a "Change of Control Termination"), the Executive shall be entitled to the following severance compensation and benefits in lieu of any payments which would otherwise be payable under Section 2.4:

                  (a) within 15 days of the date of the Change of Control Termination (the "Change of Control Termination Date"), the Corporation shall pay the Executive all amounts of earned or accrued compensation through the Executive's termination date, including reasonable business expenses and vacation pay;

                  (b) within 15 days of the Change of Control Termination Date, the Corporation shall pay the Executive as severance pay and in lieu of any further compensation for periods subsequent to the Change of Control Termination Date, an amount equal to the sum of (i)(x) if less than two (2) years remain on the term of this Agreement, two (2) times the Executive's annual base salary at the rate in effect as of the Change in Control Termination Date, and (y) if more than two (2) years remain on the term of this Agreement, the Executive's annual base salary at the rate in effect as of the Change in Control Termination Date, multiplied by the number of remaining years of the term of this Agreement (including fractions of a year), but in no event shall the severance pay described in this clause (i) of this Section 3.3(b) exceed three (3) times the Executive's annual base salary at the rate in effect as of the Change of Control Termination Date and
(ii) the amount of any unpaid Annual Minimum Bonus that would otherwise be payable pursuant to Section 3.1(c);

                  (c) the Corporation shall continue on behalf of the Executive and his dependents and beneficiaries the life insurance, disability, medical, dental, prescription drug and hospitalization coverages and benefits provided to the Executive immediately prior to the Change of Control Termination Date or, if greater, the coverages and benefits generally provided at any time thereafter by the Corporation to its senior officers for a period of twenty-four (24) months following the Change of Control Termination Date, or until such time as Executive is receiving such similar benefits from a subsequent employer, whichever is shorter; and

                  (d) Any obligation the Executive may have to reimburse the Corporation three hundred thousand dollars ($150,000) of the sign-up bonus paid under Section 3.1(e) will terminate in the event of the occurrence of a Change of Control Termination.

For purposes of this Section, "Good Reason" shall mean any of the following which occurs subsequent to the date of this Agreement;

            (i) the Corporation materially changes the Executive's duties and responsibilities to a level materially below those normally associated with the position held by the Executive on the date hereof.

            (ii) a reduction of the Executive's base salary as then in effect, without the Executive's written consent, or the Corporation's failure to increase the Executive's base salary at least annually as provided by Section 3.1(a), or the Corporation's failure to increase the Executive's base salary by an amount equal to at least ninety (90%) of the Executive's last annual increase in base salary; provided, however, that Good Reason shall not be deemed to exist under this subsection (ii) if during the 12-month period immediately succeeding the effective date of such last annual increase in base salary, the Corporation increased the Executive's base salary, granted the Executive a discretionary bonus or bonuses, granted the Executive stock options, stock appreciation rights, restricted stock or warrants, or otherwise provided the Executive with additional compensation not required by the terms of this Agreement, and the effect of which either individually or in the aggregate, after giving a reasonable valuation to all such forms of compensation (determined as of the date that each such form of compensation was provided to Executive, disregarding any vesting or like restrictions)), and also after giving effect to any Minimum Annual Bonus payable to Executive for such time period pursuant to Section 3.1(c), has the effect of having increased the Executive's total compensation by an amount equal to at least ninety (90%) of the previous annual increase in the Executive's base salary.

            (iii) a relocation or an actual change in the Executive's place of employment which is not within a 50-mile radius of the Executive's place of employment immediately before such change without the Executive's written consent;

            (iv) any material breach by the Corporation of any provision of this Agreement;

            (v) any failure by the Corporation to obtain the assumption of this Agreement by any successor entity.

      The severance pay and benefits provided for in this Section 3 shall be in lieu of any other pay to which the Executive may be entitled under this Agreement or any other severance or employment agreement with the Corporation. In addition, the Executive shall only be entitled to receive payments and benefits pursuant to this Section 3 as long as he is in compliance with the provisions of Section 5 below, provided, however, that any payment described in clause (ii) of Section 3(b) shall not be conditioned on Executive's compliance with the provisions of Section 5 below.

      Notwithstanding anything contained in Section 3.3 to the contrary, the Executive in his sole discretion shall be entitled to waive his right to receive any amount of severance pay and/or benefits otherwise payable to him pursuant to this Section 3.

            3.4. Upon the occurrence of a Change in Control , (a) all stock options held by the Executive beneficially (in trust or otherwise) and/or of record, including, without limitation, all stock options held in trust for the benefit of the Executive in any Key Employee Share Option Plan as may be established at the Corporation's discretion, shall vest and become immediately exercisable on the date of the Change of Control and (b) if such Change of Control occurs during the years 1999 or 2000, then, within 15 days of the date of the Change of Control, the Corporation shall pay the Executive an amount equal to any unpaid Minimum Annual Bonus that would otherwise be
payable pursuant to Section 3.1(c).   Notwithstanding anything contained in
this Agreement to the contrary, upon payment in full to the Executive of the amount payable pursuant to clause (b) of this Section 3.4, the obligation of the Corporation to pay any Minimum Annual Bonus or any amount equal to a Minimum Annual Bonus pursuant to Sections 2.4, 3.1(c) or 4.4 shall terminate.

            3.5 The Corporation agrees to reimburse the Executive for all reasonable and necessary business expenses incurred by him on behalf of the Corporation in the course of his duties hereunder upon the presentation by the Executive of appropriate vouchers therefor.

            3.6. The Executive will be entitled each year of this Agreement to a paid vacation of four weeks.

            3.7. Upon termination of this Agreement for Reasonable Cause or due to the death or incapacity of the Executive (as defined in Section 4.1), the Executive shall be entitled to all compensation and benefits accrued and unpaid up to the date of termination.

            3.8. The Executive shall not be required to mitigate damages or the amount of any payment provided to him under this Agreement by seeking other employment or otherwise.

            3.9. Nothing contained herein shall prohibit the Board of Directors of the Corporation, in its sole discretion, from increasing the compensation payable to the Executive pursuant to this Agreement and/or making available to the Executive other benefits in addition to those to which the Executive is entitled hereunder.

            4.    INCAPACITY; DEATH

            4.1 If, during the period of employment hereunder, because of illness or other incapacity, the Executive shall fail for a period of 90 consecutive days, or for shorter periods aggregating more than 90 days during any twelve month period, to render the services contemplated hereunder, then the Corporation, at its option, may terminate the term of employment hereunder, upon not less than 30 days written notice from the Corporation to the Executive, effective on the 30th day after giving of such notice; PROVIDED, HOWEVER, that no such termination will be effective if prior to the 30th day after giving such notice, the Executive's illness or incapacity shall have terminated and he shall be physically and mentally able to perform the services required hereunder and shall be performing such services.

            4.2 In the event of the death of the Executive during the term hereof, the employment hereunder shall terminate on the date of death of the Executive.

            4.3. The Corporation (or its designee) shall have the right to obtain for its benefit an appropriate life insurance policy on the life of the Executive, naming the Corporation (or its designee) as the beneficiary. If requested by the Corporation, the Executive agrees to cooperate with the Corporation in obtaining such policy.

            4.4. In the event the employment of Executive is terminated by the Corporation as the result of the death or incapacity of the Executive, the Corporation agrees to make a payment to the Executive (or his estate) within 15 days of such termination equal to the Executive's annual salary in effect as of the date of such termination, plus (if such termination occurs during the years 1999 or 2000) the amount of any unpaid Minimum Annual Bonus that would otherwise be payable pursuant to Section 3.1(c).

            5.    OTHER ACTIVITIES DURING EMPLOYMENT; NON-COMPETITION;
                  SOLICITATION.

            5.1. The Executive shall not during the term of this Agreement undertake or engage in other employment, occupation or business enterprise. Subject to compliance with the provisions of this Agreement, the Executive may engage in reasonable activities with respect to personal investments of the Executive.

            5.2 During the Term of Agreement, and for a period of one year after the Executive leaves the employ of the Corporation, in the event that
(a) the Corporation terminates the Executive's employment with the Corporation pursuant to Sections 2.1 or 4.1, or (b) the Executive terminates his employment with the Corporation for any reason other than Good Reason following a Change in Control, neither the Executive nor any entity in which he may be interested as a partner, trustee, director, officer, employee, shareholder, option holder, lender of money, guarantor or consultant, shall be engaged directly or indirectly in any business engaged in by the Corporation in any area where the Corporation, or any subsidiary, conducts such business at any time during this Agreement; provided however, that the foregoing shall not be deemed to prevent the Executive from investing in securities if such class of securities in which the investment is so made is listed on a national securities exchange or is issued by a company registered under Section 12(g) of the Securities Exchange Act of 1934, so long as such investment holdings do not, in the aggregate, constitute more than 5% of the voting stock of any company's securities.

            5.3. The Executive will not at any time during his employment with the Corporation, and for a period of one year after Executive leaves the Corporation's employ for any reason, solicit (or assist or encourage the solicitation of) any employee of the Corporation or any of its subsidiaries or affiliates to work for Executive or for any business, firm corporation or other entity in which the Executive, directly or indirectly, in any capacity described in Section 5.2 hereof, participates or engages (or expects to participate or engage) or has (or expects to have) a financial interest or management position.

            5.4. The Executive shall not at any time during this Agreement or after the termination hereof directly or indirectly divulge, furnish, use, publish or make accessible to any person or entity any Confidential Information (as hereinafter defined). Any records of Confidential Information prepared by the Executive or which come into Executive's possession during this Agreement are and remain the property of the Corporation and upon termination of Executive's employment all such records and copies thereof shall be either left with or returned to the Corporation.

            5.5. The term "Confidential Information" shall mean information disclosed to the Executive or known, learned, created or observed by him as a consequence of or through his employment by the Corporation, not generally known in the relevant trade or industry, about the Corporation's or any of its subsidiaries' or affiliates' business activities, services and processes, including but not limited to information concerning advertising, sales promotion, publicity, sales data, research, finances, accounting, methods, processes, business plans, broker or correspondent lists and records and potential broker or correspondent lists and records.

            6. CHANGE OF CONTROL. For purposes of this Agreement, the term "Change of Control" shall be deemed to have occurred if (i) any "person" (as such term is used in Section 13 (d) and 14 (d) (2) of the Securities Exchange Act of 1934), becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing 50% or more of the combined voting power of the Corporation's then outstanding securities, (ii) during any period of 12 months, individuals who at the beginning of such period constitute the Board of Directors of the Corporation cease for any reason to constitute a majority thereof unless the election, or the nomination for the election by the Corporation's stockholders of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period or (iii) a person (as defined in clause (i) above) acquires (or, during the 12-month period ending on the date of the most recent acquisition by such person or group or persons, has acquired) all or substantially all of the Corporation's assets.

            7. ASSIGNMENT. The Corporation shall require any successor or assign to all or substantially all the assets of the Corporation (whether by merger or by acquisition of stock, assets or otherwise) prior to consummation of any transaction therewith, to expressly assume and agree to perform in writing this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession or assignment had taken place. This Agreement shall inure to the benefit of and be binding upon the Corporation, its successors and assigns, and upon the Executive and his heirs, executors, administrators and legal representatives. This Agreement shall not be assignable by the Executive.

            8. NO THIRD PARTY BENEFICIARIES. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement, except as provided in Section 7 hereof.

            9. HEADINGS. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

            10. INTERPRETATION. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held by a court of competent jurisdiction to be unenforceable because it is excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

            11. NOTICES. All notices under this Agreement shall be in writing and shall be deemed to have been given at the time when mailed by registered or certified mail, addressed to the address below stated party to which notice is given, or to such changed address as such party may have fixed by notice:

            To the Corporation:
            Delta Financial Corporation
            1000 Woodbury Road
            Suite 200
            Woodbury, New York 11797
            Attn: President

                  And

            To the Executive:

            Richard Blass
            22 Wharton Place
            Melville, NY 11747

provided, however, that any notice of change of address shall be effective only upon receipt.

            12. WAIVERS. If either party should waive any breach of any provision of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

            13. COMPLETE AGREEMENT; AMENDMENTS. The foregoing is the entire agreement of the parties with respect to the subject matter hereof and may not be amended, supplemented, canceled or discharged except by written instrument executed by both parties hereto.

            14. EQUITABLE REMEDIES. The Executive acknowledges that he has been employed for his unique talents and that his leaving the employ of the Corporation would seriously hamper the business of the Corporation and that the Corporation will suffer irreparable damage if any provisions of
Section 5 hereof are not performed strictly in accordance with their terms or are otherwise breached. The Executive hereby expressly agrees that the Corporation shall be entitled as a matter of right to injunctive or other equitable relief, in addition to all other remedies permitted by law, to prevent a breach or violation by the Executive and to secure enforcement of the provisions of Section 5. Resort to such equitable relief, however, shall not constitute a waiver or any other rights or remedies, which the Corporation may have.

            15. GOVERNING LAW. This Agreement is to be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as the date first above written.

                                          DELTA FINANCIAL CORPORATION

                                          By: /S/ HUGH MILLER
                                             ----------------------
                                          Name: Hugh Miller
                                          Title: President and CEO



                                          /S/ RICHARD BLASS
                                          -------------------------
                                          RICHARD BLASS